Exhibit 2.01

Disclosure of Payment by Resource Extraction Issuer

Payments made during the fiscal year ended December 31, 2024 ($ Thousands) (1)

Major Political National and Subnational Jurisdiction of the Project	Project name (2)(3)	Payee	Taxes	Royalties	Fees	Infrastructure improvements	Total	Notes
Israel	Dead Sea HaDarom (Potash and Industrial Products segments) (5)	Local Municipalities (HaDarom)	29,468	-	-	-	29,468
		Israel Ports (HaDarom)	-	-	12,095	-	12,095
		Government offices	1,093	-	-	4,818	5,911	Ministry of Infrastructure and Innovation Authority and Ministry of Tourism
		Mekorot Water Company Ltd.	-	-	7,369	-	7,369
		Israel Electricity	-	-	50,188	-	50,188
		State Treasury	-	68,297	-	20,492	88,789
		Tax Authority (4)	41,946	-	-	-	41,946
	Total Dead Sea		72,507	68,297	69,652	25,310	235,766
	Rotem Mines HaDarom (Phosphate Solutions segment)	Local Municipalities (HaDarom)	7,559	-	-	-	7,559
		Israel Ports (HaDarom)	-	-	4,251	-	4,251
		Government offices	401	13,847	4,360	-	18,608	Mainly Ministry of Energy and Infrastructure
		Mekorot Water Company Ltd.	-	-	23,432	-	23,432
		Israel Electricity	-	-	3,824	-	3,824
		Tax Authority	1,200	-	-	-	1,200
	Total Rotem Mines		9,160	13,847	35,867	-	58,874

Disclosure of Payment by Resource Extraction Issuer

Payments made during the fiscal year ended December 31, 2024 (Thousands) (1)

Major Political National and Subnational Jurisdiction of the Project	Project name (2)(3)	Payee	Taxes	Royalties	Fees	Infrastructure improvements	Total	Notes
United Kingdom	Boulby England (Growing Solutions segment)	Redcar & Cleveland Borough Council	1,516	-	-	-	1,516
		North York Moors National Park Authority	1,301	-	271	-	1,572
		The Crown Estate	-	1,938	-	-	1,938
		Environmental Agency	-	-	140	-	140
	Total Boulby		2,817	1,938	411	-	5,166
Spain		Catalan Water Agency (ACA)	-	1,131	1,012	7,966	10,109
	Cabanassas (Potash segment)	Catalonian Government	-	-	745	-	745
		Súria and Sallent councils	438	-	-	-	438
		Barcelona Port	-	821	-	-	821
		Tax Authority	-	133	52	-	185
	Total Cabanassas		438	2,085	1,809	7,966	12,298
China	Haikou	Kunming Xishan District Natural Resources Bureau and Kunming Water Supplies Bureau	-	456	793	-	1,249
	(Phosphate Solutions segment)	Tax Authority	36,874	4,267	139	-	41,280
		Kunming Electricity	-	-	6,677	-	6,677
	Total Haikou		36,874	4,723	7,609	-	49,206
Total			121,796	90,890	115,348	33,276	361,310

(1)
All payments are reported in US dollars (USD) which is the reporting currency of the consolidated financial statements of ICL.
Payments in England, Spain and China were made in GBP, Euro and RMB, respectively, and translated using the relevant average annual rate of USD.

(2)	Resource subject of commercial development - Dead Sea: potash, magnesium and bromine; Rotem Mines: phosphate; Boulby: polyhalite; Cabanassas: potash; Haikou: phosphate.
(3)	Method of extraction - Dead Sea: evaporation ponds; Rotem and Haikou Mines: Open pits; Boulby and Cabanassas: underground mines.
(4)	The income tax payments are based on estimated amounts. The amounts presented for 2024 do not include a $39 million refund of overpaid taxes related to the prior year.

Payments by Segments - Dead Sea project

Payments made during the fiscal year ended December 31, 2024 (Thousands) (1)

(5)	Dead Sea project - payments by segments:

Segment name	Payee	Taxes	Royalties	Fees	Infrastructure improvements	Total
Industrial Products (IP)	State Treasury	-	23,484	-	-	23,484
	Local Municipalities (HaDarom)	7,797	-	-	-	7,797
	Mekorot Water Company Ltd.	-	-	2,800	-	2,800
	Government offices	358	-	-	-	358
	Tax Authority (4)	4,206	-	-	-	4,206
Total IP		12,361	23,484	2,800	-	38,645
Total Potash		60,146	44,813	66,852	25,310	197,121
Total Dead Sea		72,507	68,297	69,652	25,310	235,766